NASDAQ: MEDQ
                                                         FOR IMMEDIATE RELEASE



                      MEDQUIST APPROVES 2-FOR-1 STOCK SPLIT

     MARLTON, NJ, May 11, 1998 - MedQuist Inc. announced today that its Board of Directors has declared a 2-for-1 stock split to be effected through the issuance of two shares for every one share of MedQuist common stock owned by shareholders as of the record date. The stock split will have a record date at the close of trading on June 1, 1998 and will be distributed to shareholders on June 15, 1998. MedQuist currently has approximately 11.5 million shares outstanding.

     David A. Cohen - Chairman, President and Chief Executive Officer of MedQuist - remarked, "We are pleased that the Company's continued progress has enabled the Board to declare this stock split. We hope that the additional shares outstanding will benefit stockholders by increasing trading activity and liquidity of the Company's shares".

     MedQuist is a leading national provider of electronic transcription and healthcare information management solutions.

     This press release contains forward-looking statements which involve risks and uncertainties. The actual results could differ materially from those suggested or anticipated in any such forward-looking statements as a result of various risks, including, without limitation, potential volatility of the Company's common stock and the financial markets and the possibility that the split will have no impact on trading activity and liquidity of the Company's shares.

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Contact: John R. Emery, Chief Financial Officer, MedQuist Inc.
(800) 355-6337, Ext. 418